Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES

THIRD QUARTER 2014 FINANCIAL RESULTS, INCLUDING A 28% INCREASE IN
YEAR OVER YEAR NET SALES FOR THE NINE MONTH PERIOD

NEWS RELEASE

Contact:	Robert Censullo
(973) 386-9696

Thursday, November 13, 2014

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the third quarter ended September 30, 2014.

For the quarter ended September 30, 2014, the Company reported net sales of $11,372,000, compared to $8,791,000 for the same period in 2013, an increase of 29%. Net sales in the Network Solutions segment were $8,034,000, compared to $6,272,000 for the same period in 2013, an increase of 28%. Net sales in the Test and Measurement segment were $3,338,000, compared to $2,519,000 for the same period in 2013, an increase of 33%.

For the nine months ended September 30, 2014, the Company reported net sales of $30,996,000, compared to $24,293,000 for the same period in 2013, an increase of 28%. Net sales in the Network Solutions segment were $22,026,000, compared to $16,020,000 for the same period in 2013, an increase of 38%. Net sales in the Test and Measurement segment were $8,970,000, compared to $8,273,000 for the same period in 2013, an increase of 8%.

The Company reported net income of $983,000 or $0.05 per diluted share for the third quarter of 2014, compared to net income of $1,090,000, or $0.04 per diluted share, for the third quarter of 2013, a decrease of 10%. The decrease was primarily due to the effects of the Company’s recognition of deferred tax benefits in 2013. The increase of $0.01 in net income per diluted share was due to a lower number of common shares outstanding in 2014.

The Company reported net income of $2,139,000 or $0.10 per diluted share for the first nine months of 2014, compared to net income of $2,494,000, or $0.10 per diluted share, for the first nine months of 2013, a decrease of 14%. The decrease was primarily due to the Company’s recognition of deferred tax benefits in 2013. Tax expense for the nine months ended September 30, 2014 was $1,992,000 of which $1,537,000 was a non-cash reduction of the Company’s deferred tax asset.

For the nine months ended September 30, 2013, the Company recognized a tax benefit of $585,000 which included a non-cash increase in the Company’s deferred tax asset of $916,000. The significant fluctuations in the Company’s tax provision/benefit are primarily due to the ongoing recognition and utilization of the Company’s net operating loss (“NOL”) carry forward generated in 2009.

Non-GAAP Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter ended September 30, 2014 was $2,377,000 compared to $1,078,000 for the quarter ended September 30, 2013, an increase of 121%.

Non-GAAP EBITDA for the nine months ended September 30, 2014 was $4,906,000 compared to $2,718,000 for the nine months ended September 30, 2013, an increase of 81%.

Our non-GAAP EBITDA results exclude the following: tax provision (benefit), depreciation and amortization and stock compensation expense, as well as expenses for interest, rental income from a property investment, a one-time gain from the sale of such property investment, a one-time gain from the sale of an investment security and certain non-recurring costs. A reconciliation of Net Income to non-GAAP EBITDA results is included as an attachment to this press release.

Paul Genova, CEO of Wireless Telecom Group, Inc. commented, “We are pleased with the results of both our business segments. Our Test and Measurement segment showed improvement in revenue growth and increased sales in our peak power instruments, including our new USB meter, while the Network Solutions segment has experienced increased demand for its low PIM, high quality components. As a result, the Company has made several improvements in its design, production and procurement processes to shorten delivery times and meet the overall market demand. While sales to wireless operators can fluctuate in the short term due to market conditions and carrier budgeting constraints regarding DAS deployments, we expect demand for our products to continue throughout the broadband coverage and capacity expansion of the worldwide infrastructure.”

Genova continued, “We remain focused on improvements in operating activities to generate increased operating income, which grew 174% over the previous year, as well as cash generation from operations which increased by $2.6 million in the first nine months of 2014.”

Genova continued, “As we reported in our second quarter of 2014, the Company repurchased 4.8 million shares of our common stock from our largest shareholder for $2.00 per share. We will continue to execute our strategic plan and pursue opportunities to deploy capital in order to create shareholder value.”

Use of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that are not in accordance with, nor an alternate to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. A reconciliation of our non-GAAP measures is included in an attachment to this press release.

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Specifically, no assurances can be made with respect to the Company’s ability to: continue to experience strong order flow and grow profitability, including in its Network Solutions business segment; to shorten delivery times and meet the overall market demand through improvements in design, production and procurement processes; continue to experience demand for our products throughout the broadband coverage and capacity expansion of the worldwide infrastructure; continue to improve the Company’s operating activities and cash flows, and to execute on the Company’s strategic plan and pursue opportunities that will increase value to the Company’s shareholders. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 386-9191

SELECTED FINANCIAL RESULTS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,

	2014	2013	2014	2013
Statement of Operations Data:
Net sales	$11,372	$8,791	$30,996	$24,293

Gross profit	5,765	4,235	14,960	11,636

Operating expenses
Research and development	863	720	2,542	1,959
Sales and marketing	1,359	1,182	4,058	3,524
General and administrative	1,417	1,761	4,164	4,620
Total operating expenses	3,639	3,663	10,764	10,103

Operating income	2,126	572	4,196	1,533

Other expense (income)	28	(160)	65	(376)

Income before income taxes	2,098	732	4,131	1,909

Net income	$983	$1,090	$2,139	$2,494

Net income per common share:
Basic	$0.05	$0.05	$0.10	$0.10
Diluted	$0.05	$0.04	$0.10	$0.10

Weighted average shares outstanding:
Basic	19,419	23,980	21,044	23,903
Diluted	20,430	24,605	22,229	24,441

	Three months ended		Nine months ended
	September 30,		September 30,

	2014	2013	2014	2013
Reconciliation of GAAP Net Income
to Non-GAAP EBITDA:
GAAP net income	$983	$1,090	$2,139	$2,494
Tax provision (benefit)	1,115	(358)	1,992	(585)
Depreciation and amortization	125	80	362	248
Stock compensation expense	154	316	235	479
Interest	-	16	-	115
Rental income	-	(32)	-	(225)
Realized gain on sale of non-
marketable securities	-	-	-	(162)
Realized gain on sale of building Non-recurring costs (1)	- -	(188) 154	- 178	(188) 542
Non-GAAP EBITDA	$2,377	$1,078	$4,906	$2,718

(1) Includes professional fees related to our strategic business review

	September 30,	December 31,
	2014 (UNAUDITED)	2013

Balance Sheet Data:
Cash & cash equivalents	$9,317	$16,599

Working capital	$24,281	$29,205

Total assets	$36,755	$43,437

Total liabilities	$3,620	$3,163

Shareholders’ equity	$33,135	$40,274